SHAREHOLDER SERVICING AGREEMENT

                               AMERINDO FUNDS INC.
                                 Class D Shares
                                 One Embarcadero
                                   Suite 2300
                         San Francisco, California 94111


Amerindo Investment Advisors Inc.
One Embarcadero
Suite 2300
San Francisco, California  94111

Gentlemen:

     We herewith confirm our agreement with you as follows:

     1. We hereby employ you, pursuant to the Distribution and Service Plan dated November 2, 1999 adopted by us in accordance with Rule12b_l (the "Plan") under the Investment Company Act of 1940, as amended (the "1940 Act"), to provide the services listed below:
     (a) You will perform, or arrange for others including broker-dealers, banks, savings and loans and other financial institutions with which you have written agreements and whose clients are Class D shareholders of Amerindo Funds Inc. (the "Fund") (each institution a "Shareholder Servicing Agent") to perform all shareholder servicing functions not performed by us, by our distributor or by our transfer agent.

     (b) In consideration of the foregoing we will pay you a fee at the annual rate of one quarter of one percent (0.25%) of the Fund's Class D shares' (the "Class D Shares") average daily net assets to compensate you for providing shareholder services to our Class D shareholders (the "Shareholder Servicing Fee"). Your payment will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request us in writing. You may waive your right to any fee or payment to which you are entitled hereunder, provided such waiver is delivered to us in writing.

     (c) You may make payments from time to time from your Shareholder Servicing Fee to defray the costs of, and to compensate other Shareholder Servicing Agents with whom you shall enter into a written agreement for performing shareholder servicing and related administrative functions on behalf of the Class D Shares.

     You will in your sole discretion determine the amount of any payments made by you pursuant to this Agreement, and you may from time to time in your sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount which we are required to pay to you under this Agreement.
     2. Except as otherwise provided herein, you will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that we will pay (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by you, the distributor, the Broker_Dealers (as defined in our Distribution Agreement with our distributor) and Shareholder Servicing Agents in rendering such services, and (ii) the cost of typesetting, printing and delivering our prospectus to existing Class D shareholders of the Fund and of preparing and printing subscription application forms for Class D shareholder accounts.

     (a) The written agreements between you and Shareholder Servicing Agents may only be made with Shareholder Servicing Agents who maintain a servicing relationship, and will, as agents for their customers, perform the following services for Class D Shareholders, including but not limited to: answer customer inquiries regarding account status and history, the manner in which purchases and redemptions of shares of the Fund may be effected and certain other matters pertaining to the Fund; assist shareholders in designating and changing dividend options, account designations and addressees; provide necessary personnel and facilities to establish and maintain shareholder accounts and records; assist in processing purchase and redemption transactions; arrange for the wiring of funds; transmit and receive funds in connection with customer orders to purchase or redeem shares; verify and guarantee shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts; furnish (either separately or on an integrated basis with other reports sent to a Class D shareholder by the Fund) monthly and year_end statements and confirmation of purchases and redemptions; transmit, on behalf of the Fund, proxy statements, annual reports, updating prospectuses and other communications from the Fund to Class D shareholders of the Fund; receive, tabulate and transmit to the Fund proxies executed by shareholders with respect to meeting of Class D shareholders of the Fund; and provide such other related services as the Fund or a Class D shareholder may request. Shareholder Servicing Agents may waive all or a portion of their Shareholder Servicing Fees.

     (b) Payments to Shareholder Servicing Agents to compensate them for providing shareholder servicing and related administrative functions are subject to compliance by them with the terms of written agreements satisfactory to our Board of Directors to be entered into between you and the Shareholder Servicing Agents.

     (c) Shareholder Servicing Agents will be compensated directly by you. We shall have no obligation or liability to you, them or any Shareholder Servicing Agent for any such payments under such agreements with Shareholder Servicing Agents. Our obligation is solely to make payments to you, the Adviser, under the Advisory Agreement and this Shareholder Servicing Agreement and to the Distributor under the Distribution Agreement.

     4. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us or to our Class D shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

     5. This Agreement will become effective on the date hereof and will remain in effect until November 2, 2001 and thereafter for successive twelve-month periods (computed from each November 3rd) provided that such continuation is specifically approved at least annually by vote of our Board of Directors and of a majority of those of our directors who are not interested persons (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on this Agreement. This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our entire Board of Directors, and by a vote of a majority of our Directors who are not interested persons (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or by vote of a majority of our outstanding Class D voting securities, as defined in the 1940 Act, on sixty days' written notice to you, or by you on sixty days' written notice to us.

     6. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you, and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

     7. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the 1940 Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.




     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


                                                    Very truly yours,

                                                    AMERINDO FUNDS INC.



                                                    By:
                                                       Name:
                                                      Title:


ACCEPTED:

November 2, 1999

AMERINDO INVESTMENT ADVISORS INC.



By:

      Name:
      Title: